EXHIBIT 23.5

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Chesapeake Energy Corporation, to be filed with the Securities and Exchange Commission on or about December 29, 2010, of all references to our firm and information from our reserves report dated August 2, 2010, entitled "Chesapeake Energy Corporation Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests SEC Parameters as of December 31, 2009", included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 1, 2010, as amended by Form 10-K/A filed on August 3, 2010.

By:	/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
December 29, 2010